Exhibit 5.1

Suite 900 1331 NW Lovejoy Street Portland, OR 97209-3280 503-226-1191 Fax 503-226-0079 www.aterwynne.com
July 16, 2012

Board of Directors
Pixelworks, Inc.
16760 SW Upper Boones Ferry Road
Suite 101
Portland, OR 97224

Gentlemen:
In connection with the registration of 1,000,000 shares of common stock (the “Common Stock”), of Pixelworks, Inc., an Oregon corporation (the “Company”), under the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on July 16, 2012, and the proposed offer and sale of such shares of Common Stock pursuant to the terms of the Pixelworks, Inc. Amended and Restated 2006 Stock Incentive Plan, as amended (the “Stock Incentive Plan”), we have examined such corporate records, certificates of public officials and officers of the Company and other documents as we have considered necessary or proper for the purpose of this opinion.

         Based on the foregoing and having regard to legal issues which we deem relevant, it is our opinion that the shares of Common Stock to be offered pursuant to the Stock Incentive Plan have been duly authorized and when such shares have been delivered against payment therefor as contemplated by the Stock Incentive Plan, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the above-mentioned Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required to be filed pursuant to Section 7 of the Securities Act of 1933, as amended, or the rules thereunder.

Very truly yours,
/s/ Ater Wynne LLP
Ater Wynne LLP

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